Exhibit (m)(32)

FINANCIAL INVESTORS TRUST

DISTRIBUTION AND SERVICES PLAN
(Class C)

This Plan (this “Plan”) constitutes the Distribution and Services Plan with respect to the Class C shares (the “Class C Shares”) of the Funds listed on Schedule A (together, the “Funds”), each Fund, a separate series of Financial Investors Trust, adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).  During the effective term of this Plan, the Funds may make payments to investment brokers or dealers (including any principal underwriter or distributor (the “Distributor”) of the Funds), plan administrators and other persons providing services to the Funds with respect to the Class C Shares upon the terms and conditions hereinafter set forth.

Section 1:  Payments to Distributor.  The Trust, on behalf of each Fund is hereby authorized to compensate the Distributor or eligible Intermediaries (as defined below), pursuant to this Plan and subject to the limitations set forth below, an aggregate amount not to exceed 1.00% per annum of the average daily net assets of the Fund’s Class C Shares as follows:

a.	Distribution Fee. An amount equal to the daily equivalent of 0.75% per annum of the net asset value of a Fund’s Class C Shares outstanding on each day, which shall accrue daily and is payable no more frequently than monthly in arrears, as a distribution and marketing fee (the “Distribution Fee”). The Distribution Fee may be used by the Distributor to compensate Intermediaries for distribution and sales-related expenses or activities in respect of Class C Shares of the Funds.

b.	Service Fee. An amount equal to the daily equivalent of 0.25% per annum of the net asset value of a Fund’s Class C Shares outstanding on each day, which shall accrue daily and is payable no more frequently than monthly in arrears, as a service fee (the “Service Fee”). The Service Fee may be used by the Distributor to compensate Intermediaries for service-related expenses or activities in respect of Class C Shares of the Funds.

Section 2:  Distribution Fee.  The Distribution Fee may be retained by the Distributor or used to compensate Intermediaries for any activities or expenses primarily intended to finance, directly or indirectly, any activity which is anticipated to result in the sale of Class C Shares issued by a Fund.  Any such distribution-related activities may include, but are not limited to, the compensation of Intermediaries for their corresponding sales efforts, advertising and marketing, the printing and distribution of sales literature, overhead expenses (e.g., telephone, website hosting, creative design work, development and/or maintenance of customer and marketing data bases and other relevant overhead cost), delivering prospectuses and reports to prospective Class C investors, receiving and answering inquiries from prospective Class C investors, assisting prospective Class C investors in completing relevant paperwork to establish beneficial shareholder accounts, fulfilling requests for additional Class C Share information, or other services for which “Distribution Fees” lawfully may be paid in accordance the applicable statutes, rules or regulations.

Exhibit (m)(32)

Section 3:  Service Fee.  The Service Fee may be used by the Distributor in part for the implementation of shareholder service arrangements or to compensate Intermediaries for personal services rendered to Class C shareholders of a Fund and/or maintenance of Class C shareholder accounts (but will generally not be spent on record keeping charges, accounting expenses, transfer agent costs, or custodian fees).  Eligible Service Fee expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, the Distributor or Intermediaries who provide on-going personal services to assist Class C shareholders with the maintenance of their accounts, aid in the processing of requests for Class C shareholders, offer on-going advice concerning the suitability of particular investment opportunities offered by a Fund in light of Class C shareholder needs, answer routine and on-going shareholder inquiries concerning the Trust, a Fund, or Class C Shares, provide and maintain elective Class C shareholder services such as check writing or wire transfer services, handle inquiries from Class C shareholders relating to such Intermediary’s services, or other services for which “Service Fees” lawfully may be paid in accordance the applicable statutes, rules or regulations.

Section 4:  Plan Approval.  Unless otherwise permitted under applicable law, this Plan shall not take effect with respect to any Fund of the Trust until:

a.	it has been approved by a vote of at least a majority of the outstanding Class C voting securities of the applicable Fund. This Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class C voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class C voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding Class C voting securities of the Trust; and

b.	it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 5:  Duration.  This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

Section 6:  Reporting.  Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of a Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Exhibit (m)(32)

Section 7:  Termination.  This Plan may be terminated at any time with respect to the Class C Shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class C voting securities of that Fund.

Section 8:  Agreements.  All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

a.	that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Class C voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

b.	that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

Section 9:  Amendments.  This Plan may not be amended to increase materially the aggregate amount of Distribution and Service Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 4 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4(b) hereof.

Section 10:  Definitions.  As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission, (c) the term “Intermediary” shall mean any dealers, brokers, banks, retirement plan service providers, and other third parties who have entered into the appropriate agreements with the Distributor and who pursuant to such agreements, will provide some or all of the distribution-related and/or shareholder services to their customers from time to time.

Section 11:  Conformity.  This Plan has been adopted pursuant to Rule 12b-1 under the 1940 Act and is designed to comply with all applicable requirements imposed under such Rule.

Adopted:  March 11, 2016

Exhibit (m)(32)

Schedule A
List of Funds

Name of Fund	Approval Date
ALPS/Metis Global Micro Cap Fund	March 11, 2016

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